Exhibit 99.4
CONSENT OF INTREPID PARTNERS, LLC
The Special Committee of the Board of Directors of Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas 77002
Dear Members of the Committee:
We hereby consent to the inclusion of our opinion letter, dated August 24, 2025, to the Special Committee of the Board of Directors of Crescent Energy Company, as Annex E to, and the reference to such opinion letter under the headings “Summary—Opinion of Intrepid Partners, LLC, Crescent Special Committee’s Financial Advisor,” “The Mergers—Recommendation of the Crescent Board and the Crescent Special Committee and Reasons for the Mergers” and “The Mergers—Opinion of Intrepid Partners, LLC, Crescent Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Crescent Energy Company and Vital Energy, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Crescent Energy Company filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC
October 22, 2025